UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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Gray Television, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
PROXY STATEMENT
VOTING REQUIREMENTS
ELECTION OF DIRECTORS
CORPORATE GOVERNANCE
BOARD COMMITTEES AND MEMBERSHIP
BENEFICIAL SHARE OWNERSHIP
REPORT OF MANAGEMENT PERSONNEL COMMITTEE
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
REPORT OF AUDIT COMMITTEE
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
EQUITY COMPENSATION PLAN INFORMATION
OTHER MATTERS
SHAREHOLDER PROPOSALS FOR INCLUSION IN NEXT YEAR’S PROXY STATEMENT
OTHER SHAREHOLDER PROPOSALS FOR PRESENTATION AT NEXT YEAR’S ANNUAL MEETING
AVAILABILITY OF FORM 10-K
HOUSEHOLDING

GRAY TELEVISION, INC.
4370 Peachtree Road, N.E.
Atlanta, Georgia 30319
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
Meeting to be held on June 4, 2008
     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Gray Television, Inc. will be held at 9:30 a.m., local time, on Wednesday, June 4, 2008, at The Peachtree Insurance Center, The Executive Board Room, 5th Floor, 4370 Peachtree Road, N.E., Atlanta, Georgia 30319, for the purpose of considering and acting upon:
•	The election of eleven members of our Board of Directors;

•	Such other business and matters or proposals as may properly come before the meeting.
     Only holders of record of our common stock, no par value per share and our Class A common stock, no par value per share, at the close of business on April 15, 2008 are entitled to notice of, and to vote at, the annual meeting.
     Your vote is very important. If you are unable to attend the meeting, we encourage you to vote as soon as possible by one of three convenient methods: by calling the toll-free number listed on the proxy card, by accessing the Internet site listed on the proxy card or by signing, dating and returning the proxy card in the enclosed postage-paid envelope.
By Order of the Board of Directors,
J. Mack Robinson
Chairman and Chief Executive Officer
Atlanta, Georgia
April 25, 2008

GRAY TELEVISION, INC.
4370 Peachtree Road, N.E.
Atlanta, Georgia 30319
PROXY STATEMENT
For Annual Meeting of Shareholders
to be Held on June 4, 2008
     This proxy statement is being furnished by the Board of Directors of Gray Television, Inc., a Georgia corporation (which we refer to as “we,” “us” or “our”), to the holders of our common stock, no par value per share, and our Class A common stock, no par value per share, in connection with the solicitation of proxies by the Board of Directors for use at the 2008 Annual Meeting of Shareholders (the “2008 Annual Meeting”) to be held at The Peachtree Insurance Center, The Executive Board Room, 5th Floor, 4370 Peachtree Road, N.E., Atlanta, Georgia 30319, on Wednesday, June 4, 2008, at 9:30 a.m, local time, and at any adjournments or postponements thereof. Distribution of this proxy statement and a proxy card to shareholders is scheduled to begin on or about April 25, 2008.
     A proxy delivered pursuant to this solicitation is revocable at the option of the person giving the same at any time before it is exercised. A proxy may be revoked, prior to its exercise, by signing and delivering a later dated proxy card, by submitting a later dated vote by Internet or by telephone, by delivering written notice of the revocation of the proxy to our Secretary prior to the 2008 Annual Meeting, or by attending and voting at the 2008 Annual Meeting. Attendance at the 2008 Annual Meeting, in and of itself, will not constitute revocation of a proxy. Unless previously revoked, the shares represented by the enclosed proxy will be voted in accordance with the shareholder’s directions if the proxy is duly submitted prior to the 2008 Annual Meeting.
     If no directions are specified, the shares will be voted FOR the election of the director nominees recommended by the Board of Directors, and in accordance with the discretion of the named proxies on other matters properly brought before the 2008 Annual Meeting.
     The expenses associated with this proxy statement and soliciting the proxies sought hereby will be borne by us. In addition to the use of the mail, proxies may be solicited by our officers, directors and regular employees, who will not receive additional compensation therefore, in person or by telephone or other means of communication. We also will request brokerage firms, banks, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares of the common stock and the Class A common stock as of the record date for the 2008 Annual Meeting and will provide reimbursement for the cost of forwarding the proxy materials in accordance with customary practice. Your cooperation in promptly signing and returning the enclosed proxy card will help to avoid additional expense.

VOTING REQUIREMENTS
Record Date and Voting Rights
     Our Board of Directors has fixed the close of business on April 15, 2008 as the record date for determining holders of the common stock and the Class A common stock entitled to notice of, and to vote at, the 2008 Annual Meeting. Only holders of record of the common stock and/or the Class A common stock on that date will be entitled to notice of, and to vote at, the 2008 Annual Meeting. Shareholders of record may vote by either:
•	attending the 2008 Annual Meeting;

•	the Internet at http://www.proxyvote.com;

•	the telephone at 1-800-690-6903 as directed on the enclosed proxy card; or

•	completing and mailing the enclosed proxy card.
     Instructions for voting are included on the enclosed proxy card.
     The following information can be found at http://www.proxyvote.com:
•	Notice of Annual Meeting;

•	Proxy Statement;

•	2007 Annual Report on Form 10-K; and

•	Form of Proxy.
     As of the record date, April 15, 2008, 42,632,920 shares of the common stock and 5,753,020 shares of the Class A common stock were outstanding. Each share of the common stock is entitled to one vote and each share of the Class A common stock is entitled to ten votes. The total number of possible votes is 100,163,120. A number of votes equal to or greater than a majority of possible votes, or 50,081,561 votes (including abstentions and broker non-votes), will constitute a quorum. No business may be transacted at the 2008 Annual Meeting without a quorum. Abstentions and broker non-votes (where a broker submits a proxy but does not have discretionary authority to vote a customer’s shares on such proposal when specific instructions are not received) will be counted as present for purposes of determining a quorum.
Required Vote
     A majority of the votes is not required; instead, the director nominees will be elected by a plurality of the votes cast, which means that the eleven nominees receiving the most votes will be elected. Votes withheld from any nominee, if a quorum is present, will have no effect on the outcome of voting for directors. Abstentions and broker non-votes will not be counted as “votes cast” and will have no effect on the outcome of the election of directors.
     The holders of the common stock and the Class A common stock are not entitled to appraisal rights under Georgia law with respect to the proposal set forth in this proxy statement.

ELECTION OF DIRECTORS
Nominees
     At the 2008 Annual Meeting, eleven directors are to be elected to hold office until our next annual meeting of shareholders and until their successors have been elected and qualified. Each nominee is currently serving as a director. In case any nominee listed in the table below should be unavailable for any reason, which our management has no reason to anticipate, your proxy will be voted for any substitute nominee or nominees who may be selected by the Management Personnel Committee prior to or at the 2008 Annual Meeting, or, if no substitute is selected by the Management Personnel Committee prior to or at the 2008 Annual Meeting, a motion to reduce the membership of the Board of Directors to the number of nominees available will be presented.
     Our Board of Directors unanimously recommends that you vote “FOR” the election of those directors specified in this proxy statement.
     Set forth below is information concerning each of the nominees.

	Director
Name	Since	Age	Position
William E. Mayher, III	1990	69	Chairman of the Board of Directors
J. Mack Robinson	1993	84	Director, Chairman and Chief Executive Officer
Robert S. Prather, Jr.	1993	63	Director, President and Chief Operating Officer
Hilton H. Howell, Jr.	1993	46	Director, Vice Chairman
Richard L. Boger	1991	61	Director
Ray M. Deaver	2002	67	Director
T. L. Elder	2003	69	Director
Zell B. Miller	2005	76	Director
Howell W. Newton	1991	61	Director
Hugh E. Norton	1987	75	Director
Harriett J. Robinson	1997	77	Director
     J. Mack Robinson has been Gray’s Chairman and Chief Executive Officer since September 2002. Prior to that, he was Gray’s President and Chief Executive Officer from 1996 through September 2002. He is the Chairman of the Executive Committee of Gray’s Board of Directors. Mr. Robinson has served as Chairman Emeritus of Triple Crown Media, Inc. since December 30, 2005 and previously served as Chairman of the Board of Bull Run Corporation, from 1994 through its 2005 merger with Triple Crown Media, Inc., Chairman of the Board and President of Delta Life Insurance Company and Delta Fire and Casualty Insurance Company since 1958, and Chairman of the Board of Atlantic American Corporation, an insurance holding company, since 1974. Mr. Robinson also serves as a director of the following companies: Bankers Fidelity Life Insurance Company, American Southern Insurance Company and American Safety Insurance Company. He is a director emeritus of Wachovia Corporation. Mr. Robinson is the husband of Mrs. Harriett J. Robinson and the father-in-law of Mr. Hilton H. Howell, Jr., both members of Gray’s Board of Directors.
     Robert S. Prather, Jr. has served as Gray’s President and Chief Operating Officer since September 2002. Prior to that, he served as Gray’s Executive Vice President-Acquisitions from 1996 through September 2002. He is a member of the Executive Committee of Gray’s Board of Directors. He has served as Chairman of Triple Crown Media, Inc. since December 30, 2005 and was previously President and Chief Executive Officer and a director of Bull Run Corporation, from 1992 through its 2005 merger with Triple Crown Media, Inc. He serves as an advisory director of Swiss Army Brands, Inc. and serves on the Board of Trustees of the Georgia World Congress Center Authority and also serves as a member of the Board of Directors for Gabelli Asset Management and Victory Ventures, Inc.
     Hilton H. Howell, Jr. has been Gray’s Vice Chairman since September 2002. Prior to that, he was Gray’s Executive Vice President from September 2000. He is a member of Gray’s Executive Committee. He has served as President and Chief Executive Officer of Atlantic American Corporation, an insurance holding company, since 1995. He has been Executive Vice President and General Counsel of Delta Life Insurance Company and Delta Fire and Casualty Insurance Company since 1991, and Vice Chairman of Bankers Fidelity Life Insurance Company since 1992. He has been a director of Triple Crown Media, Inc. since December 30, 2005 and was previously a director, Vice President and Secretary of Bull Run Corporation from 1994 through its 2005 merger with Triple Crown Media, Inc. Mr. Howell also serves as a director of the following companies: Atlantic American Corporation, Bankers Fidelity Life Insurance Company, Delta Life Insurance Company, Delta Fire and Casualty Insurance Company, American Southern Insurance Company and American Safety Insurance Company. He is the son-in-law of Mr. J. Mack Robinson and Mrs. Harriett J. Robinson, both members of Gray’s Board of Directors.
     William E. Mayher, III is a member of the Executive Committee, the Audit Committee, the Management Personnel Committee, the 2002 Long Term Incentive Plan Committee, the Director Restricted Stock Plan Committee and the Employee Stock Purchase Plan Committee of Gray’s Board of Directors and has served as Chairman of Gray’s Board of Directors since August 1993. Dr. Mayher was a neurosurgeon in Albany, Georgia from 1970 to 1998. Dr. Mayher is immediate past Chairman of the Medical College of Georgia Foundation and a past member of the Board of Directors of the American Association of Neurological Surgeons. He also serves as a director of Palmyra Medical Centers and Chairman of the Albany Dougherty County Airport Commission.
     Richard L. Boger is a member of the Audit Committee of Gray’s Board of Directors. Mr. Boger has been President and Chief Executive Officer of Lex-Tek International, Inc., an insurance software company, since February 2002 and was previously President and Chief Executive Officer of Export Insurance Services, Inc., an insurance brokerage and agency. Since July 2003, he has also served as business manager for Owen Holdings, LLLP, a Georgia Limited Liability Limited Partnership; since July 2004, has served as General Partner of Shawnee Meadow Holdings, LLLP, a Georgia Limited Liability Limited Partnership; and since March 2006 has served as business manager for Heathland Holdings, LLLP, a Georgia Limited Liability Partnership. He also serves as a member of the Board of Trustees and is chairman of the Audit Committee of Corner Cap Group of Funds, a series mutual fund.
     Ray M. Deaver is Chairman of the Management Personnel Committee of Gray’s Board of Directors and a member of the 2002 Long Term Incentive Plan Committee, the Director Restricted Stock Plan Committee and the Employee Stock Purchase Plan Committee. Prior to his appointment to Gray’s Board of Directors, Mr. Deaver served as Gray’s Regional Vice President-Texas from October 1999 until his retirement on December 31, 2001. He was the President and General Manager of KWTX Broadcasting Company and President of Brazos Broadcasting Company from November 1997 until their acquisition by Gray in October 1999.
     T.L. (Gene) Elder is a member of Gray’s Audit Committee. Until May 2003, Mr. Elder was a partner of Tatum, LLC, a national firm of career chief financial officers, and since 2004 has been a Senior Partner of that firm.

     Zell B. Miller is a member of the Management Personnel Committee, the Director Restricted Stock Plan Committee, the Employee Stock Purchase Plan Committee and the 2002 Long Term Incentive Plan Committee. He was U.S. Senator from Georgia from July 2000 until his retirement on December 31, 2004. Prior to that time he was Governor of the State of Georgia from 1991-1999 and Lieutenant Governor from 1975-1991. He is an honorary member of the Board of Directors of United Community Banks in Blairsville, Georgia.
     Howell W. Newton is Chairman of the Audit Committee of Gray’s Board of Directors. Mr. Newton has been President and Treasurer of Trio Manufacturing Co., a textile manufacturing company, since 1978.
     Hugh E. Norton is Chairman of the 2002 Long Term Incentive Plan Committee and is a member of the Management Personnel Committee, the Director Restricted Stock Plan Committee and the Employee Stock Purchase Plan Committee of Gray’s Board of Directors. Mr. Norton has been President of Norco, Inc., an insurance agency, from 1973 and also is a real estate developer in Destin, Florida.
     Harriett J. Robinson has been a director of Atlantic American Corporation since 1989. Mrs. Robinson has also been a director of Delta Life Insurance Company and Delta Fire and Casualty Insurance Company since 1967. Mrs. Robinson is the wife of Mr. J. Mack Robinson and the mother-in-law of Mr. Hilton H. Howell, Jr., both members of Gray’s Board of Directors.
CORPORATE GOVERNANCE
     We are in compliance with the New York Stock Exchange (the “NYSE”) corporate governance rules, which were adopted in connection with the Sarbanes-Oxley Act of 2002. We have adopted a Code of Ethics that applies to all of our directors, executive officers and employees. If any waiver of this Code is granted, the waiver will be disclosed in a Securities and Exchange Commission (the “SEC”) filing on Form 8-K. Our Code of Ethics and the written charters of our Audit Committee and our Management Personnel Committee, which acts as our Nominating and Corporate Governance Committee and Compensation Committee under separate charters, as well as our Corporate Governance Principles, are available on our website at www.gray.tv. All such information is also available in print to any shareholder upon request by telephone at (404) 266-8333.
     After considering all applicable regulatory requirements and assessing the materiality of each director’s relationship with the us, our Board of Directors has affirmatively determined that all of our directors are independent within the meaning of Sections 303A.02(a) and (b) of the NYSE listing standards, except for Mr. Robinson, due to his status as an executive officer, Mr. Prather, due to his status as an executive officer, Mr. Howell, due to his status as an executive officer, and Mrs. Robinson, due to her family relationships with Mr. Robinson and Mr. Howell. Consequently, our Board of Directors has determined that seven of our eleven directors are independent within the meaning of the listing standards of the NYSE.
     Gray encourages interested party communication with its Board of Directors. Any interested party who wishes to communicate with the Board of Directors or with any particular director, including any independent director, may send a letter to our Secretary, Robert A. Beizer, Secretary, 1750 K Street, NW, Suite 1200, Washington, DC, 20006 which communications will be forwarded to the Board of Directors by the Secretary. Any communication should indicate that you are an interested party and clearly specify that such communication is intended to be made to the entire Board of Directors or to one or more particular directors.

     The Board of Directors has adopted a policy that all directors on the Board of Directors are expected to attend annual meetings of the shareholders. All the members of our Board of Directors attended the 2007 Annual Meeting of Shareholders.
     The Board of Directors held four meetings during 2007. During 2007, each of the directors attended all of the meetings of the board and meetings of all committees of the board on which such directors served.
     In accordance with Section 303A.03 of the NYSE listing standards, the independent non-management Directors met in executive session four times during 2007 (after every scheduled meeting). As Dr. Mayher is the Chairman of the full Board, he also serves as Chairman of the executive sessions. With respect to potential transactions with related parties, the Audit Committee must review and approve such transactions in advance after full disclosure of the nature and extent of the related party’s interest in any such transaction.
BOARD COMMITTEES AND MEMBERSHIP
     Our Board of Directors has an Executive Committee. The Executive Committee has and may exercise all of the lawful authority of the full Board of Directors in the management and direction of our affairs, except as otherwise provided by law or as otherwise directed by the Board of Directors. All actions by the Executive Committee are subject to revision and alteration by the Board of Directors, provided that no rights of third parties shall be affected by any such revision or alteration. The Executive Committee did not meet during 2007. The members of the Executive Committee are Messrs. Howell, Mayher, Prather and Robinson.
     Our Board of Directors has an Audit Committee, the purpose of which is to review and evaluate the results and scope of the audit and other services provided by our independent registered public accounting firm, as well as our accounting policies and system of internal accounting controls, and to review and approve any transactions between us and our directors, officers or significant shareholders. The Audit Committee is governed by a written Audit Committee Charter which was approved and adopted in its current form by the Board of Directors in February of 2004, and can be found on our corporate website at www.gray.tv. The Audit Committee held four meetings during 2007. The members of the Audit Committee are Messrs. Boger, Elder, Mayher and Newton (as Chairman). The Board of Directors has affirmatively determined that T.L. (Gene) Elder is an “audit committee financial expert” as that term is defined under applicable SEC rules. The Board of Directors has determined that all members of the Audit Committee are independent in accordance with NYSE and SEC rules governing audit committee member independence. The report of the Audit Committee is set forth in this Proxy Statement under the heading “Report of Audit Committee.”
     Our Board of Directors has a Management Personnel Committee that functions as both the Compensation Committee and the Nomination and Corporate Governance Committee. The Management Personnel Committee has adopted separate written charters to govern its activities as the Compensation Committee and the Nominating and Corporate Governance Committee, respectively, current copies of which are available on our corporate website at www.gray.tv. As the Compensation Committee the Management Personnel Committee makes recommendations with respect to executive salaries, bonuses and compensation. The Management Personnel Committee held one meeting in 2007, during which meeting it performed the functions of both the Compensation Committee and Nominating and Corporate Governance Committees. Its members are Messrs. Deaver, Mayher, Miller and Norton. The Board of Directors has affirmatively determined that all members of the Management Personnel Committee are independent in accordance with NYSE rules governing independence. The report of the Management

Personnel Committee is set forth in this Proxy Statement under the heading “Report of Management Personnel Committee.”
     In making its determinations with respect to executive compensation, the Management Personnel Committee has not historically engaged the services of a compensation consultant. However, the Management Personnel Committee has the authority to retain any outside advisors who it deems necessary in order to assist the Committee in carrying out its responsibilities.
     In addition to acting as our Compensation Committee, the Management Personnel Committee also acts as our Nominating and Corporate Governance Committee. In this function, the committee assists the Board of Directors in fulfilling its responsibilities to shareholders by identifying and screening individuals qualified to become our directors, recommending candidates to the Board of Directors for all directorships, evaluating the set of corporate governance principles and guidelines applicable to us that the Board of Directors has adopted, and overseeing the evaluation of the Board of Directors and management. In recommending candidates to the Board of Directors for nomination as directors, the Management Personnel Committee considers such factors as it deems appropriate, consistent with its charter, including but not limited to judgment, skills, diversity, integrity and experience. The committee does not assign a particular weight to these individual factors. Rather, the committee looks for a unit of factors that, when considered along with the experience and credentials of the other candidates and existing directors, will provide shareholders with a diverse and experienced Board of Directors. Historically, we have not used a recruiting firm to assist with this process.
     The Management Personnel Committee will consider recommendations for director nominees submitted by shareholders. The Management Personnel Committee’s evaluation of candidates recommended by our shareholders does not differ materially from its evaluation of candidates recommended from other sources. Shareholders wishing to recommend director candidates for consideration by the Management Personnel Committee may do so by writing to our Secretary, giving the candidate’s name, biographical data, qualifications and all other information that is required to be disclosed under the applicable rules and regulations of the Securities and Exchange Commission. The foregoing information should be forwarded to the Nominating and Corporate Governance Committee, c/o Robert A. Beizer, Secretary, 1750 K Street, NW, Suite 1200, Washington, DC, 20006.
     Our Board of Directors has a 2007 Long Term Incentive Plan Committee, the purpose of which is to make recommendations concerning grants of stock options, awards and grants under the 2007 Long Term Incentive Plan, the Gray Television, Inc. Directors’ Restricted Stock Plan (the “Directors’ Restricted Stock Plan”) and the Employee Stock Purchase Plan and is the Committee designated to administer the Employee Stock Purchase Plan. The 2007 Long Term Incentive Plan Committee held one meeting in 2007, and its members are Messrs. Deaver, Mayher, Miller and Norton all of which are “non-employee directors” under applicable Securities and Exchange Commission rules.

Summary of Committee Memberships.

Audit Committee	Management Personnel Committee
Howell W. Newton as Chairman	Ray M. Deaver as Chairman
Richard L. Boger	William E. Mayher, III
T. L. Elder	Zell B. Miller
William E. Mayher, III	Hugh E. Norton

2007 Long Term Incentive Plan Committee	Director Restricted Stock Plan Committee
Hugh E. Norton as Chairman	Hugh E. Norton as Chairman
Ray M. Deaver	Ray M. Deaver
William E. Mayher, III	William E. Mayher, III
Zell B. Miller	Zell B. Miller

Executive Committee	Employee Stock Purchase Plan Committee
J. Mack Robinson as Chairman	Hugh E. Norton as Chairman
Hilton H. Howell, Jr.	Ray M. Deaver
William E. Mayher, III	William E. Mayher, III
Robert S. Prather, Jr.	Zell B. Miller
BENEFICIAL SHARE OWNERSHIP
     The following table sets forth certain information regarding the beneficial ownership of the Class A common stock and the common stock as of April 9, 2008 by (i) any person who is known to us to be the beneficial owner of more than five percent of the Class A common stock or the common stock, (ii) all directors, (iii) all executive officers named in the Summary Compensation Table herein and (iv) all directors and executive officers named in the Summary Compensation Table herein as a group. For purposes of this table, a person is deemed to be a beneficial owner of a security if he or she has or shares the power to vote or to direct the voting of such security, or the power to dispose or to direct the disposition of such security. Accordingly, more than one person may be deemed to be a beneficial owner of the same securities. A person is also deemed to be a beneficial owner of any securities that such person has the right to acquire beneficial ownership of within 60 days. Except as otherwise indicated, the persons named in the table below have sole voting and investment power with respect to all shares shown as beneficially owned by them. The information as to beneficial ownership has been furnished by the respective persons listed in the above table. The percentages of each class are based on 5,753,020 shares of Class A common stock and 42,632,920 shares of common stock outstanding as of April 9, 2008. Shares underlying outstanding stock options or warrants exercisable within 60 days of such date are deemed to be outstanding for purposes of calculating the percentage owned by such holder.

					Combined
					Voting
	Class A				Percent of
	Common Stock		Common Stock		Common
	Beneficially Owned		Beneficially Owned		and Class A
	(GTN.A)		(GTN)		Common
Name	Shares	Percent	Shares	Percent	Stock
Robert A. Beizer	—	*	16,181	*	*
Richard L. Boger	3,736	*	29,931	*	*
Ray M. Deaver	—	*	327,696	*	*
T. L. Elder	2,000	*	21,000	*	*
Hilton H. Howell, Jr. (2) (3)	681,550	11.8%	461,283	1.1%	7.3%
William E. Mayher, III	13,500	*	39,750	*	*
Zell B. Miller	—	*	20,500	*	*
Howell W. Newton	2,625	*	23,500	*	*
Hugh E. Norton	13,500	*	39,750	*	*
Robert S. Prather, Jr. (1)	75,398	1.3%	335,181	*	1.1%
Harriett J. Robinson (3) (4) (5)	3,684,171	63.9%	657,137	1.5%	37.3%
J. Mack Robinson (3) (5) (6)	3,684,171	63.9%	657,137	1.5%	37.3%
James C. Ryan (1)	—	*	60,213	*	*
Mario J. Gabelli (7)	350,972	6.1%	3,659,690	8.6%	7.2%
Dimensional Fund Advisors LP (8)	—	*	3,587,056	8.4%	3.6%
Highland Capital Management L.P. (9)	—	*	6,889,586	16.2%	6.9%
DePrince, Race & Zollo, Inc.(10)	—	*	4,053,261	9.5%	4.0%
Keely Asset Management Corp. (11)	—	*	3,030,000	7.1%	3.0%
FMR LLC (12)	—	*	3,478,397	8.2%	3.5%
Michael W. Cook Asset Management, Inc. (13)	—	*	4,960,185	11.6%	5.0%
George H. Nader (14)	359,998	6.3%	—	*	3.6%
All directors and named executive officers as a group (15) (13 persons)	3,920,875	67.9%	1,778,252	4.1%	40.6%

*	Less than 1%.

(1)	Includes options to purchase the common stock, as follows: Mr. Ryan – 48,758 shares of the common stock, Mr. Prather – 10,803 shares of the Class A common stock and Mr. Prather – 189,738 shares of the common stock..

(2)	Includes 59,075 shares of the Class A common stock owned by Mr. Howell’s wife directly and as trustee for her children, as to which shares he disclaims beneficial ownership. Also includes options to purchase 102,870 shares of common stock.

(3)	Includes as to Messrs. Robinson and Howell and Mrs. Robinson, an aggregate of 555,605 shares of the Class A common stock and 151,000 shares of the common stock owned by certain companies of which Mr. Howell is an officer and a director, Mr. Robinson is an officer, director and a principal or sole shareholder and Mrs. Robinson is a director.

(4)	Includes: (a) an aggregate of 1,055,976 shares of the Class A common stock and 147,392 shares of the common stock, options to purchase 11,570 shares of the Class A common stock, options to purchase 188,595 shares of the common stock owned by Mrs. Robinson’s husband; (b) 1,189,180 shares of the Class A common stock, 72,250 shares of the common stock owned by Mrs. Robinson, as trustee for her daughters. Mrs. Robinson disclaims beneficial ownership of all such securities.

(5)	Includes as to Mr. Robinson and Mrs. Robinson, an aggregate of 124,200 shares of the Class A common stock owned by Gulf Capital Services, Ltd.

(6)	Includes: (a) options to purchase 11,570 shares of Class A common stock and options to purchase 188,595 shares of the common stock; (b) 1,936,820 shares of the Class A common stock and 170,150 shares of the common stock owned by Mr. Robinson’s wife directly and as trustee for their daughters. Mr. Robinson disclaims beneficial ownership of all such securities.

(7)	This information is based solely on Gray’s review of a Schedule 13D/A filed with the SEC by Gabelli Funds, Inc. and also by Mario J. Gabelli and various entities which he directly or indirectly controls or for which he acts as chief investment officer. The address of Mr. Gabelli and Gabelli Funds, Inc. is One Corporate Center, Rye, New York 10580.

(8)	This information is based solely on Gray’s review of a Schedule 13G/A filed with the SEC by Dimensional Fund Advisors LP. The address of Dimensional Fund Advisors Inc. is 1299 Ocean Avenue, 11th Floor, Santa Monica, California 90401.

(9)	This information is based solely on Gray’s review of a Schedule 13G/A filed with the SEC by Highland Capital Management, L.P. and also by Mr. James D. Dondero and various entities which he directly or indirectly controls. The address of Highland Capital Management, L.P. is Two Galleria Tower, 13455 Noel Road, Suite 800, Dallas, Texas 75240.

(10)	This information is based solely on Gray’s review of a Schedule 13G filed with the SEC by DePrince, Race & Zollo, Inc. The address of DePrince, Race & Zollo, Inc. is 250 Park Ave. South, Suite 250, Winter Park, Florida 32789.

(11)	This information is based solely on Gray’s review of a Schedule 13G filed with the SEC by Keely Asset Management Corp. and also by Keely Small Cap Value Fund, a series of Keely Funds, Inc. The address of Keely Asset Management Corp. is 401 South LaSalle Street, Chicago, Illinois 60605.

(12)	This information is based solely on Gray’s review of a Schedule 13G filed with the SEC by FMR LLC and also by Edward C. Johnson 3d and various entities which he directly or indirectly controls. The address of FMR LLC is 82 Devonshire Street, Boston, Massachusetts 02109.

(13)	This information is based solely on Gray’s review of a Schedule 13G filed with the SEC by Michael Cook Asset Management, Inc. d/b/a SouthernSun Asset Management. The address of Michael Cook Asset Management, Inc. is 6000 Poplar Avenue, Suite 220, Memphis, Tennessee 38119.

(14)	Mr. Nader’s address is P.O. Box 271, West Point, Georgia 31833.

(15)	The addresses for each of the directors and named executive officers is 4370 Peachtree Road NE, Atlanta, Georgia 30319.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
Management Personnel Committee.
     The Management Personnel Committee of the Board of Directors serves as our Compensation Committee and administers our executive compensation program and has the overall responsibility for approving and evaluating director and officer compensation plans, policies and programs. The Management Personnel Committee approves the compensation of each of our executive officers and all Television Station General Managers and, in its capacity as the Nominating and Corporate Governance Committee, establishes the compensation of our Board of Directors. The Management Personnel Committee consists of four members of our Board of Directors, Messrs. Deaver, Mayher, Miller and Norton. The Board of Directors has affirmatively determined that all members of the Management Personnel Committee are independent in accordance with NYSE rules governing independence.
Compensation Philosophy and Policy.
     Generally, we strive to establish compensation practices and provide compensation opportunities that attract, retain and reward our executives and strengthen the mutuality of interests between our executives and our shareholders in order to motivate them to maximize shareholder value. We believe that the most effective executive compensation program is one that is conservative, yet competitive, and which aligns long-term compensation to the creation of shareholder value.
     The goals of our executive compensation program for 2007 were to retain, motivate and reward our executive officers. To achieve such goals, we relied primarily on salaries, bonuses and other compensation for each of our executive officers. The Management Personnel Committee’s policy for determining an executive’s salary, bonus and stock option grants was based on the position and responsibility of such executive, his impact on the operations and profitability of Gray and the knowledge and experience of such executive.
     Under current policy, our Chief Executive Officer, with input from our President and Chief Operating Officer, recommends the annual compensation level, including bonuses, for all officers (including himself) of Gray and its subsidiaries to the Management Personnel Committee for its review and approval. Once the Management Personnel Committee has completed its review, made any adjustments to the recommended compensation it deems appropriate and has approved the annual compensation levels for our officers, it reports to the Board of Directors.
Elements of the Company’s Compensation Program.
     Our compensation program for our named executive officers is designed to provide our executive officers with a combination of cash (guaranteed and incentive-based) and equity-based compensation to align the officers’ interests with the shareholders. The executive compensation program primarily consists of the following elements:
•	base salary;

•	cash bonuses; and

•	long-term incentive compensation including incentive stock options and other equity-based awards.

     The Management Personnel Committee has not established a policy for allocating between the different forms of compensation. Instead, the Management Personnel Committee strives to achieve an appropriate mix between the different forms of compensation in order to (i) motivate the named executive officers to deliver superior performance in the short-term by providing competitive base salaries and annual incentive cash bonuses, (ii) align the interests of the named executive officers with the long-term interests of the shareholders through the grant of equity-based compensation and (iii) provide an overall compensation package that promotes executive retention.
Process for Establishing Executive Compensation.
     We do not have employment agreements with any of the named executive officers to form the primary basis for each of these officers’ compensation.
     Our Chief Executive Officer, with input from our President and Chief Operating Officer, annually reviews the performance of each of the other named executive officers and makes recommendations to the Management Personnel Committee regarding compensation for the other named executive officers. Based upon the recommendations made by the Chief Executive Officer, the Management Personnel Committee then determines the amount of compensation for all named executive officers.
     Although we believe that the compensation structure is similar to that of other comparable companies, we did not specifically compare such structure with that of other companies with respect to 2007 compensation. Rather, the Management Personnel Committee compared salaries and bonuses of our executive officers for the last five years, compared stock price performance and compared history of accomplishments in 2007, compared net operating profit and operating profit margins and arrived at what it considered adequate and competitive compensation.
     In determining whether to grant annual cash bonuses, incentive stock options, or other awards, the Management Personnel Committee considers each named executive officer’s performance and contribution to our profits and business plan objectives. For non-executive officers and employees, the Management Personnel Committee approves operating profit targets annually. When measuring an executive officer’s individual contribution and performance, the Management Personnel Committee examines these factors, as well as qualitative factors that necessarily involve a subjective judgment by the Management Personnel Committee. In making such subjective determination, the Management Personnel Committee does not base its determination on any single performance factor nor does it assign relative weights to factors, but considers a mix of factors, including evaluations of superiors, and evaluates an individual’s performance against such mix in absolute terms in relation to other executive officers at Gray.
     Compensation for our Chief Executive Officer and President/Chief Operating Officer is established in the same manner as our other executive officers. The Management Personnel Committee considers suggestions as to such compensation made by those individuals along with the Management Personnel Committee’s goals of providing a compensation program that is equitable in a competitive marketplace, encourages achievement of strategic objectives and creation of shareholder value, and recognizes and rewards individual achievements. These factors are considered as a group, without particular weight given any single factor, and are necessarily subjective in nature.

     The following discussion of executive compensation includes information about our named executive officers who are listed in the following table:

	Exec.
	Officer
Name	Since	Age	Position
J. Mack Robinson	1996	84	Chairman and Chief Executive Officer
Robert S. Prather, Jr.	1996	63	President and Chief Operating Officer
James C. Ryan	1998	47	Senior Vice President and Chief Financial Officer
Robert A. Beizer	1996	68	Vice President for Law and Development and Secretary
Hilton H. Howell, Jr.	2000	46	Vice Chairman
Base Salary.
     The annual base salary component of our executive compensation program provides each named executive officer with a fixed minimum amount of annual cash compensation. Salaries for the named executive officers are generally subject to annual review and adjustment by the Management Personnel Committee. Adjustments are considered and made by taking into account adjustments suggested by our Chief Executive Officer and President/Chief Operating Officer and weighing those suggestions against past base salaries and other subjective criteria such as an individual’s past and expected performance and contributions to our business and other factors discussed above.
     The following table sets forth the 2007 base salaries paid by us to each of our named executive officers:

Salary
Name	Amount

J. Mack Robinson	$400,000
Robert S. Prather, Jr.	$900,000
James C. Ryan	$325,000
Robert A. Beizer	$315,000
Hilton H. Howell, Jr.	$125,000
Cash Bonus.
     We provided cash bonus awards to certain of our senior employees, including all of the named executive officers. The cash bonuses serve as an annual short-term incentive program designed to recognize and reward employees who make significant contributions towards achieving the annual business plan.
     Cash bonuses are contingent upon operating results and the achievement of certain financial performance objectives. An executive’s annual bonus is based on a percentage of his annual base salary. These considerations are subjective in nature and the Management Personnel Committee does not assign relative weights thereto. For 2007, bonuses ranged from 10% to approximately 100% of a named executive officer’s base salary. Whether or not a bonus is in fact earned by an executive is linked to the attainment, by us as a whole or for the business unit in which such executive has operating responsibility, of predetermined operating profit targets based on budgeted operating revenues (which is an objective analysis) and the individual’s contribution to us or the business unit (which is a subjective analysis).
     Each of the named executive officers earned the following bonus amounts, which were paid in the first quarter of 2008:

Bonus
Name	Amount

J. Mack Robinson	$300,000
Robert S. Prather, Jr.	$900,000
James C. Ryan	$265,000
Robert A. Beizer	$30,000
Hilton H. Howell, Jr.	$100,000
     Except for the named executive officers, substantially all current employees are eligible for annual cash bonuses if certain performance targets, set by management, are met. The Management Personnel Committee meets during the first quarter of each year once adequate financial and other performance data from the prior fiscal year becomes available for review and determines the amount of bonuses for the named executive officers. We pay the bonuses in the first quarter and the employee has to be employed by us on the date of payment in order to receive payment of the bonus.
Long-Term Incentive Compensation.
     In order to align the interests of our executives and other key management personnel responsible for our growth with the interests of our shareholders, we have established the 2007 Long Term Incentive Plan, which provides for equity-based awards. It is our practice to grant options with an exercise price equal to the closing price of our Class A common stock and/or our common stock on the date of grant. The decision to issue options and other awards begins with our Chief Executive Officer and President/Chief Operating Officer suggesting that an award is appropriate, and the Management Personnel Committee then considers the suggestion. In 2007, we did not issue any stock options or other similar instruments to the named executive officers under the 2007 Long Term Incentive Plan.
     In deciding whether or not to grant an option to an individual and in determining the number of shares subject to an option so granted, as well as the terms of other incentive awards, the Management Personnel Committee takes into account subjective considerations, including the level of such executive’s position and the individual’s contribution to our objectives.
     Type, vesting and other characteristics of awards within the Management Personnel Committee’s discretion are determined on a case by case basis taking into consideration the suggestion of our Chief Executive Officer and President/Chief Operating Officer, as well as the subjective criteria discussed above.
     Capital Accumulation (401(k)) Plan.
     We currently sponsor a Capital Accumulation Plan to encourage eligible employees to defer a part of their current income to provide for their retirement, death or disability under the provisions of Section 401(k) of the Internal Revenue Code. The plan covers all of our employees. Under the Capital Accumulation Plan, participants may elect to make pre-tax savings deferrals from their compensation each year, subject to annual limits on such deferrals imposed by the Code. We may also, at our discretion, on an annual basis, make a matching contribution with respect to a participant’s elective deferrals and/or may make additional voluntary contributions. For the year ended December 31, 2007, we matched 50% of each employee’s contribution up to 6% of such employee’s gross pay. Participants are immediately vested in their voluntary contributions plus the actual earnings thereon. Employer contributions and earnings thereon become 100% vested after the participant completes three years of service. The only form of benefit payment under the Capital Accumulation Plan is a single lump-sum payment equal to the vested balance in the participant’s account. The vested portion of a participant’s accrued benefit is payable upon such employee’s termination of employment, attainment of age 59 1/2, retirement, total and permanent disability or death. Participants may also make in-service withdrawals from their pre-tax contributions under the plan for certain specified instances of hardship.
Income Deduction Limitations.
     Section 162(m) of the Code generally sets a limit of $1 million on the amount of compensation that we may deduct for federal income tax purposes in any given year with respect to the compensation of each of the named executive officers. However, certain “performance-based” compensation that complies with the requirements of Section 162(m) is not included in the calculation of the $1 million cap. The Management Personnel Committee has historically had a general policy of structuring performance-based compensation arrangements for its executive officers whose compensation might exceed the $1 million cap in a way that will satisfy Section 162(m)’s conditions for deductibility, to the extent feasible and after taking into account all relevant considerations. However, we also need flexibility to pursue our incentive and retention objectives, even if this means that a portion of executive compensation may not be deductible by us. Accordingly, the Management Personnel Committee, has from time to time, approved elements of compensation for certain officers that are not fully deductible, and may do so in the future under appropriate circumstances.
CEO Compensation.
     Mr. Robinson’s compensation was set by the Management Personnel Committee at $400,000 in 2007 and he earned a bonus of $300,000 in 2007. His compensation was set after reviewing our overall performance, success in meeting strategic objectives and the Chief Executive Officer’s personal leadership and accomplishments. Mr. Robinson became our Chief Executive Officer in 1996.
Employee Stock Purchase Plan.
     We also offer an Employee Stock Purchase Plan to eligible employees (including the named executive officers) to provide eligible employees (including the named executive officers) with an opportunity to purchase our common stock through payroll deductions as a means of purchasing our common stock as a long-term investment.
Gray Pension Plan
     The Pension Benefits table on page 26 describes the general terms of the Gray Television Inc. Retirement Plan in which the named executive officers participate, the years of credited service, and the present value of each executive’s accumulated pension benefit, assuming payment begins at age 65, or immediately for Mr. Robinson (currently age 84) and Mr. Beizer (currently age 68). In the event of death before retirement, 50% of the accrued benefit will become payable to the surviving spouse at the time the deceased participant would have reached age 65. If the deceased participant had completed 10 or more years of service, the survivor benefit may commence as early as the time the deceased participant would have reached age 55. If the deceased participant would have been eligible for early retirement at the time of death, survivor benefits may commence as soon as practicable. Any benefits that commence before the deceased participant would have reached age 65 will be reduced the same as early retirement benefits would have been reduced. In the event a disability occurs before retirement, the accrued benefit will become payable at age 65. No break in service will occur, and benefits will continue to accrue during disability. In the event of voluntary termination, the vested accrued benefit will become payable at age 65. If the participant had completed 10 or more years of service, the benefit may commence as early as age 55. If the participant had completed less than five years of credited service, the accrued benefit is not vested, and no future benefits will be payable from the Gray Television, Inc. Retirement Plan.
Summary Compensation Table
     The following table sets forth a summary of the compensation of our Chief Executive Officer, Chief Financial Officer, and the three other most highly compensated executive officers for the years ended December 31, 2007 and 2006.

						Change in
						Pension
						Value and
						Nonqualified
						Deferred
				Stock	Option	Compensation	All Other
Name and		Salary	Bonus	Awards	Awards	Earnings	Compensation	Total
Principal Position	Year	($)(1)	($)(2)	($)(3)	($)(4)	($)(5)	($)(6)	($)
J. Mack Robinson	2007	400,000	300,000	25,730	—	23,488	77,455	826,673
Chairman,	2006	400,000	300,000	18,400	—	20,095	75,601	814,096
Chief Executive Officer and Director

Robert S. Prather, Jr.	2007	900,000	900,000	797,463	—	34,063	106,923	2,738,449
President,	2006	850,000	850,000	612,800	—	24,812	85,496	2,423,108
Chief Operating Officer and Director

James C. Ryan	2007	325,000	265,000	—	—	12,897	13,470	616,367
Senior Vice President	2006	300,000	250,000	—	—	7,037	10,806	567,843
and Chief Financial Officer

Robert A. Beizer	2007	315,000	30,000	—	—	22,944	24,749	392,693
Vice President-Law	2006	305,000	25,000	—	—	13,605	24,022	367,627
and Development and Secretary

Hilton H. Howell, Jr.	2007	125,000	100,000	25,730	87,528	8,364	59,405	406,027
Vice Chairman	2006	125,000	100,000	18,400	121,477	3,555	54,385	422,817
and Director

(1)	Each of the named executive officers contributed a portion of his salary to our Capital Accumulation Plan. The disclosed salary amounts are before the named executive officer’s contributions.

(2)	These annual cash bonus amounts for performance in 2007 were paid in the first quarter of 2008. The annual cash bonus amounts for performance in 2006 were paid in the first quarter of 2007. We accrued these amounts for financial reporting purposes in 2007 and 2006, respectively.

(3)	This column represents the dollar amount recognized for financial statement reporting purposes with respect to the 2007 fiscal year for the fair value of restricted stock granted in 2007 as well as prior fiscal years, in accordance with Statement of Financial Accounting Standards No. 123(R), “Share Based Payment” (“SFAS 123(R)”). These amounts reflect our accounting expense for these awards and do not correspond to the actual value that will be recognized by the named executives. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service based vesting conditions. For additional information on the valuation assumptions with respect to the 2007 and 2006 grants, refer to Note I — Stock Based Compensation to the consolidated audited financial statements in our Annual Report on Form 10-K for the year ended December 31, 2007.

(4)	Represents expense recognized by us in 2007 and 2006, respectively, in accordance with SFAS 123(R), for stock options granted to Mr. Howell in 2005. This amount reflects our accounting expense for the stock options, and does not correspond to the actual value that will be recognized by Mr. Howell, which depends solely on the market value of our common stock at the time the options are exercised. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service based vesting conditions. For additional information on the valuation assumptions with respect to the 2005 grants, refer to Note — I Stock Based Compensation to the consolidated audited financial statements in our Annual Report on Form 10-K for the year ended December 31, 2007.

(5)	Represents for 2007, the change in pension value, calculated as the difference between the present value of accumulated benefits at December 31, 2007, and the present value of accumulated benefits at December 31, 2006, adjusted for benefit payments made during the year. Represents for 2006, the change in pension value, calculated as the difference between the present value of accumulated benefits at December 31, 2006, and the present value of accumulated benefits at December 31, 2005, adjusted for benefit payments made during the year. The present values of accumulated benefits at December 31, 2007, 2006 and 2005 were calculated using the assumptions that were used for the December 31, 2007, 2006 and 2005 financial statement disclosures, which were the 1983 group annuity mortality tables, separately for males and females, and a 6.10%, 6.00% and 5.75% interest discount, respectively. See the Pension Benefits Table on page 26 for additional information, including the present value assumptions used in this calculation.

(6)	See the All Other Compensation Table below for additional information.

All Other Compensation Table
     The following table describes each component of the All Other Compensation column in the Summary Compensation table

				Company
		Dividends		Contributions	Company
		Paid on	Discounted	to Defined	Paid		Pension
		Stock	Securities	Contribution	Insurance	Directors’	Plan
		Awards	Purchases	Plans	Premiums	Fees	Payments	Total
Name	Year	($)(1)	($)(2)	($)(3)	($)(4)	($)(5)	($)(6)	($)
J. Mack Robinson	2007	1,920	—	7,750	8,034	47,000	12,751	77,455
	2006	1,320	—	7,500	8,034	47,000	11,747	75,601

Robert S. Prather, Jr.	2007	33,120	3,825	3,557	19,421	47,000	—	106,923
	2006	18,120	—	2,827	17,549	47,000	—	85,496

James C. Ryan	2007	—	—	7,750	5,720	—	—	13,470
	2006	—	—	7,500	3,306	—	—	10,806

Robert A. Beizer	2007	—	—	6,736	18,013	—	—	24,749
	2006	—	—	6,559	17,463	—	—	24,022

Hilton H. Howell, Jr.	2007	1,920	3,825	5,625	1,035	47,000	—	59,405
	2006	1,320	2,250	3,125	690	47,000	—	54,385

(1)	Represents dividends paid to each named executive officer in 2007 and 2006, respectively, on all awards of restricted common stock. Messrs. Robinson, Prather and Howell have received grants of restricted common stock in their capacities as directors. Dividends are paid on all shares of restricted stock despite any vesting schedule and in a manner consistent with all other outstanding common shares.

(2)	Represents the amount of expense recognized by us, in accordance with SFAS123(R), associated with the Gray Television, Inc. Employee Stock Purchase Plan (the “Stock Purchase Plan”) for each named officer in 2007 and 2006, respectively. The Stock Purchase Plan is intended to qualify as an “employee stock purchase plan” under Section 423 of the Internal Revenue Code and to provide our eligible employees with an opportunity to purchase our common stock through payroll deductions. The price per share at which shares of common stock may be purchased under the Stock Purchase Plan during 2007 and 2006 was 85% of the fair market value of the common stock on the last day of the purchase period.

(3)	Represents the amount of expense recognized by us during 2007 and 2006, respectively, in accordance with SFAS 123(R) for the Gray Television, Inc. Capital Accumulation Plan (the “Capital Accumulation Plan”) for each named officer. The Capital Accumulation Plan provides additional retirement benefits for substantially all employees. The Capital Accumulation Plan is intended to meet the requirements of section 401(k) of the Internal Revenue Code of 1986. The Capital Accumulation Plan allows an investment option in our common stock and Class A common stock. It also allows for a percentage match to be made by a contribution of our common stock. Employee contributions to the Capital Accumulation Plan, up to 6% of the employees’ gross pay, are matched by our contributions. Our percentage match amount is declared by our Board of Directors before the beginning of each plan year and is made by a contribution of our common stock. Our percentage match was 50% during the years ended December 31, 2007 and 2006. Our matching contributions vest, based upon each employee’s number of years of service, over a period not to exceed five years. In addition to our matching contributions, we authorized voluntary contributions for 2007 and 2006 for active participants in the Capital Accumulation Plan. These voluntary contributions were equal to 1% of each active participant’s earnings for 2007 and 2006. Contributions and vesting for the named executive officers are the same as for all other eligible employees.

(4)	Represents term life insurance premiums and long term disability insurance premiums paid to each named officer. Mr. Robinson was compensated $8,034 for term life insurance premiums in both 2007 and 2006. Mr. Prather was compensated $15,444 for term life insurance premiums in both 2007 and 2006 and $3,977 and $2,105 for long term disability insurance premiums in 2007 and 2006, respectively. Mr. Ryan was compensated $1,800 for term life insurance premiums and a $1,000 matching contribution by us to Mr. Ryan’s health savings account for his health insurance in both 2007 and 2006, and $2,920 and $506 for long term disability insurance premiums in 2007 and 2006, respectively. Mr. Beizer was compensated $15,240 for term life insurance premiums in both 2007 and 2006, and $2,774 and $2,223 for long term disability insurance premiums in 2007 and 2006, respectively. Mr. Howell was compensated $1,035 and $690 for term life insurance premiums in 2007 and 2006, respectively. The terms of our matching contributions were identical to all other employees selecting the same health plan offered by us.

(5)	Represents directors fees paid to each named executive officer in 2007 and 2006 who is also a director. See the Directors’ Compensation Table on page 29 for additional information.

(6)	Represents pension benefits paid to the named executive officer in 2007 and 2006. See the Pension Benefits Table on page 26 for additional information.

Grants of Plan-Based Awards in 2007
     The following table provides information about grants of plan-based awards granted to the named executive officers in 2007. Our plan-based awards include grants of stock options and restricted stock. During 2007, no stock options or incentive or performance-based awards were granted to the named executive officers. The restricted stock granted on January 1, 2007 was granted in shares of our common stock. There were no grants of restricted Class A common stock during 2007. The table below presents the following information with respect to the restricted common stock awards granted in 2007: (1) the grant date; (2) the number of shares of restricted stock granted, which consist of shares granted to Mr. Robinson, Mr. Prather and Mr. Howell; (3) the base price of the restricted stock awards, which reflects the closing price of our common stock on the date of grant; and (4) the grant date fair value of each equity award computed under SFAS 123(R).

All Other
		Stock		Grant Date
		Awards	Exercise or	Fair Value
		Number of	Base Price	of Stock
		Shares of	of Share	and Option
	Grant	Stock	Awards	Awards
Name	Date	(#)	($/Sh)	($)
J. Mack Robinson	1/1/07	5,000	7.33	36,650
Robert S. Prather, Jr.	1/1/07	5,000	7.33	36,650
James C. Ryan	—	—	—	—
Robert A. Beizer	—	—	—	—
Hilton H. Howell, Jr.	1/1/07	5,000	7.33	36,650
     The restricted stock grants on January 1, 2007 vested 20% on December 31, 2007 and an additional 20% will vest on December 31 of 2008, 2009, 2010 and 2011. Dividends are paid on all shares of restricted stock despite the vesting schedule in a manner consistent with all other outstanding common shares.

Outstanding Equity Awards at December 31, 2007
     The following table provides information on the stock option awards held by the named executive officers at December 31, 2007. This table includes unexercised and unvested stock option awards. Each stock option award is shown separately for each of the named executive officers. The stock option award exercise prices shown below are rounded to two decimal points.

	Option Awards
			Number of	Number of
			Securities	Securities
			Underlying	Underlying
			Unexercised	Unexercised	Option
		Option	Options	Options	Exercise	Option
	Class	Grant	Exercisable	Unexercisable	Price	Expiration
Name	of Stock	Date	(#)	(#)	($)	Date
J. Mack Robinson	Class A	11/19/98	11,570	—	15.39	11/19/08
	Common	11/20/03	45,720	—	10.93	11/20/08
	Common	06/08/05	142,875	—	9.71	06/07/10

Robert S. Prather, Jr.	Class A	11/19/98	10,803	—	15.39	11/19/08
	Common	11/20/03	46,863	—	10.93	11/20/08
	Common	06/08/05	142,875	—	9.71	06/07/10

James C. Ryan	Common	11/20/03	12,859	—	10.93	11/20/08
	Common	06/08/05	35,719	—	9.71	06/07/10

Robert A. Beizer	Common	02/11/03	12,002	—	8.28	02/11/08

Hilton H. Howell, Jr.	Common	09/20/05	102,870	—	9.71	09/20/10

     The following table provides information on restricted stock awards held by the named executive officers at December 31, 2007. Each stock award is shown separately for each of the named executive officers. The vesting schedule for each stock award is shown following the stock awards table. The market value of the stock awards is based on our common stock closing market price of $8.02 per share as of December 31, 2007, which was the last trading day of the year.

	Stock Awards
				Market
			Number of	Value
			Shares or	of Shares
			Units of	or Units of
		Stock	Stock That	Stock That
		Award	Have Not	Have Not
	Class	Grant	Vested	Vested
	of Stock	Date	(#)	($)
J. Mack Robinson	Common	01/01/06	3,000	24,060
	Common	01/01/07	4,000	32,080

Robert S. Prather, Jr.	Common	01/01/06	3,000	24,060
	Common	10/06/06	48,000	384,960
	Common	01/01/07	4,000	32,080

Hilton H. Howell, Jr.	Common	01/01/06	3,000	24,060
	Common	01/01/07	4,000	32,080

Grant
Date	Vesting Schedule for Stock Awards
01/01/06	20% vests in 2006; 20% vests in 2007; 20% vests in 2008; 20% vests in 2009; 20% vests in 2010
10/06/06	70% vests in 2007; 30% vests in 2008
01/01/07	20% vests in 2007; 20% vests in 2008; 20% vests in 2009; 20% vests in 2010; 20% vests in 2011
     For additional information about the stock option awards and restricted stock awards, see the description of equity incentive compensation in the Compensation Discussion and Analysis on page 13.

Option Exercises and Stock Vested in 2007
     The following table provides information, for the named executive officers, on the number of shares of stock awards vested in 2007 and the value realized by each before payment of any applicable withholding tax.

		Option Awards		Stock Awards
		Number		Number
		of Shares	Value	of Shares	Value
		Acquired	Realized	Acquired	Realized
	Class	on Exercise	on Exercise	on Vesting	on Vesting
Name	of Stock	(#)	($)	(#)	($)
J. Mack Robinson(1)	Common	—	—	3,000	24,060
Robert S. Prather, Jr.(2)	Common	—	—	135,000	1,349,620
James C. Ryan	—	—	—	—	—
Robert A. Beizer	—	—	—	—	—
Hilton H. Howell, Jr.(3)	Common	28,575	34,862	3,000	24,060

(1)	Mr. Robinson acquired 3,000 shares of common stock having a market value of $8.02 per share on December 31, 2007 when the restrictions on those shares lapsed.

(2)	Mr. Prather acquired 3,000 shares of common stock having a market value of $8.02 per share on December 31, 2007 when the restrictions on those shares lapsed; and 20,000 shares of common stock having a market value of $8.95 per share on September 1, 2007 when the restrictions on those shares lapsed; and 64,000 shares of common stock having a market value of $10.67 per share on April 6, 2007 when the restrictions on those shares lapsed; and 48,000 shares of common stock having a market value of $9.66 per share on October 6, 2007 when the restrictions on those shares lapsed.

(3)	Mr. Howell acquired 3,000 shares of common stock having a market value of $8.02 per share on December 31, 2007 when the restrictions on those shares lapsed. Mr. Howell simultaneously acquired and then sold 28,575 shares of our common stock on October 25, 2007 upon the exercise of an option to purchase those shares. The value realized on exercise represents the difference between the exercise price of $7.78 per share and the sale price of $9.00 per share.

Pension Benefits in 2007 Table
     The following table sets forth information on the pension benefits for the named executive officers under the Gray Pension Plan which is a plan, intended to be tax qualified, for certain of its employees and the employees of all of its subsidiaries, which have been designated as participating companies under the plan. A participating employee who retires on or after attaining age 65 and who has completed five years of service upon retirement may be eligible to receive during his lifetime, in the form of monthly payments, an annual pension equal to (i) 22% of the employee’s average earnings for the highest five consecutive years during the employee’s final 10 years of employment multiplied by a factor, the numerator of which is the employee’s years of service credited under the plan before 1994 and the denominator of which is the greater of 25 or the years of service credited under the plan, plus (ii) 0.9% of the employee’s monthly average earnings for the highest five consecutive years in the employee’s final 10 years of employment added to 0.6% of monthly average earnings in excess of Social Security covered compensation, multiplied by the employee’s years of service credited under the plan after 1993, with a maximum of 25 years minus years of service credited under (i) above. For participants as of December 31, 1993, there is a minimum benefit equal to the projected benefit under (i) at that time. For purposes of illustration, annual estimated pension payments upon retirement of participating employees in specified salary classifications are shown in the following table:

			Payments
	Number	Present	During
	of Years	Value of	Last
	Credited	Accumulated	Fiscal
	Service	Benefit	Year
Name	(#)(1)	($)(2)	($)(3)
J. Mack Robinson	9	126,068	12,751
Robert S. Prather, Jr.	6	144,543	—
James C. Ryan	9	71,252	—
Robert A. Beizer	12	313,839	—
Hilton H. Howell, Jr.	5	23,813	—

(1)	Computed as of the same pension plan measurement date as used for 2007 financial statement reporting purposes.

(2)	The Present Value of Accumulated Benefit was calculated using the assumptions that were used for 2007 financial statement reporting purposes, which were the 1983 Group Annuity Mortality Table, separately for males and females, and a 6.10% interest discount rate.

(3)	Represents payments made during 2007. Mr. Robinson is the only named executive officer presently required to receive benefit payments under the terms of Gray’s Pension Plan.

Potential Payments Upon Termination or Change in Control
     As described in Compensation Discussion and Analysis, the named executive officers do not have employment agreements nor agreements with us which provide severance in the event of a change in control except to the extent that the 2007 Long-Term Incentive Plan, the Director’s Restricted Stock Plan, the Pension Plan and the Capital Accumulation Plan contain such provisions that are applicable to all participants. The information below describes and quantifies certain compensation that would become payable under existing plans and arrangements if the named executive’s employment had terminated (by virtue of death, disability or otherwise), or there had been a change in control, on December 31, 2007, given the named executive’s compensation and service levels as of such date and, if applicable, based on our closing stock price on that date. These benefits are in addition to benefits available generally to salaried employees, such as distributions under the Gray Pension Plan, Capital Accumulation Plan, disability benefits, life insurance and accrued vacation pay.
     For the purposes of this discussion, “disability” generally means total disability, resulting in the grantee being unable to perform his job, and “change of control” means any of the following: (1) any person becomes the beneficial owner of 45% or more of the combined voting power of our then outstanding shares; (2) during any period of two consecutive years individuals who at the beginning of such period constitute the board cease for any reason to constitute at least a majority thereof, unless the election of such new directors was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period; (3) there is consummated any consolidation or acquisition in which we are not the continuing or surviving corporation or pursuant to which shares of our common stock are converted into cash, securities or other property; (4) there is consummated any consolidation or acquisition of us, in which we are the continuing corporation, in which the holders of our common stock immediately prior to the acquisition do not own 51% percent or more of the stock of the surviving corporation immediately after the acquisition; (5) there is consummated any sale, lease, exchange or other transfer of substantially all our assets; or (6) our shareholders approve any plan or proposal for our liquidation or dissolution.
     Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed may be different. Factors that could affect these amounts include the timing during the year of any such event or our stock price. Mr. Robinson is the only named executive officer who was eligible to receive immediate benefits under the Gray Pension Plan as of December 31, 2007, which benefits are described previously in the Pension Benefits table.
     If one of the named executive officers were to die or become disabled, or if there were to be a change in control, any unexercisable stock options granted before the date of that event would become exercisable, and remain exercisable until the later of one year from the date of death or the expiration date of the grant
     The Director’s Restricted Stock Plan provides that any remaining restrictions on awards of restricted stock generally lapse upon the death or disability of the named executive officer, and in the event of a change of control, all shares of restricted stock will become immediately and fully transferable, and all periods of restriction will expire and the 2007 Long Term Incentive Plan Committee, which administered the Restricted Stock Plan, will be deemed to waive any forfeiture provisions provided with respect to any award.

     The following table provides the intrinsic value (that is, the value based upon our stock price, and in the case of options less the exercise price) of equity awards that would become exercisable or vested if the named executive officer had died or become disabled, or if there had been a change of control, as of December 31, 2007 and that would have had intrinsic value on such date based upon the closing price of our common stock on such date. As of December 31, 2007, the named executive officers did not hold any option awards with intrinsic value.

		Stock
	Class	Awards
Name	of Stock	($)
J. Mack Robinson	Common	56,140
Robert S. Prather, Jr.	Common	441,100
James C. Ryan	—	—
Robert A. Beizer	—	—
Hilton H. Howell, Jr.	Common	56,140
Director Compensation in 2007
     The current compensation and benefit program for directors is designed to fairly pay directors for time and effort required to be an effective director of a company of our size and scope; to align directors’ interests with the long-term interests of shareowners; and to be simple, transparent and easy for shareholders to understand. Our directors’ compensation for 2007 included the following compensation elements:

Description	Amount ($)
Chairman of the Board’s annual retainer fee	40,000
Director’s annual retainer fee	35,000
Chairman of the Board fee per board meeting	4,000
Director’s fee per board meeting	3,000
Audit Committee chairman fee per committee meeting	4,000
Audit Committee member fee per committee meeting	3,500
Other Committee chairman fee per committee meeting	3,000
Other Committee member fee per committee meeting	3,000
     Directors are paid the above fee arrangement for participation in person or by telephone in any meeting of the Board of Directors or any committee thereof.
     In addition, we adopted the Directors’ Restricted Stock Plan in 2003. Pursuant to that plan, we may grant our directors restricted shares of our common stock that vest over five years in equal annual increments. Under the Restricted Stock Plan, a maximum of 10,000 restricted shares of common stock may be granted to each director in any calendar year.

     The table below presents the Directors’ compensation for 2007:

			Change in
			Pension
			Value and
	Fees		Nonqualified
	Earned or		Deferred
	Paid in	Stock	Compensation	All Other
	Cash	Awards	Earnings	Compensation	Total
Name	($)(1)	($)(2)	($)(3)	($)(4)	($)
William E. Mayher, III Chairman of the Board of Directors	76,000	25,730	—	1,920	103,650

Richard L. Boger	61,000	25,730	—	1,920	88,650

Ray M. Deaver	53,000	25,730	—	1,920	80,650

T. L. Elder	61,000	31,100	—	1,920	94,020

Hilton H. Howell, Jr.	47,000	25,730	8,364	12,405	93,499

Zell B. Miller	53,000	30,440	—	1,800	85,240

Howell W. Newton	63,000	25,730	—	1,920	90,650

Hugh E. Norton	53,000	25,730	—	1,920	80,650

Robert S. Prather, Jr.	47,000	797,463	34,063	59,923	938,449

Harriett J. Robinson	47,000	25,730	—	1,920	74,650

J. Mack Robinson	47,000	25,730	23,488	30,455	126,673

(1)	Represents the amount of cash compensation earned in 2007 for Board of Directors and Committee Service.

(2)	Represents the dollar amount recognized for financial statement reporting purposes with respect to the 2007 fiscal year for the fair value of Restricted Stock granted in 2007 as well as prior fiscal years, in accordance with SFAS 123(R). Fair value is calculated using the closing price of our common stock on the date of grant. The differences in the amounts shown among members of the Board of Directors largely reflect length of service. Mr. Prather’s stock awards compensation also includes current year expense, in accordance with SFAS 123(R), recognized by us related to grants of 100,000 shares and 160,000 shares of restricted stock granted in 2003 and 2006, respectively, which were granted to him as a senior executive. As of December 31, 2007, only employee directors held stock options and those options are described in the Outstanding Equity Awards at December 31, 2007 table on page 23 and the Summary Compensation Table on page 18.

(3)	Represents the change in pension value, calculated as the difference between the present value of accumulated benefits at December 31, 2007 and the present value of accumulated benefits at December 31, 2006, adjusted for benefit payments made during the year. The present value of accumulated benefits at December 31, 2007 were calculated using the assumptions that were used for the December 31, 2007 financial statement disclosures, which were the 1983 group annuity mortality tables, separately for males and females, and a 6.10% interest discount. The present value of accumulated benefits at December 31, 2006 were calculated using the assumptions that were used for the December 31, 2006 financial statement disclosures, which were the 1983 group annuity mortality tables, separately for males and females, and a 6.00% interest discount. See the Pension Benefits Table on page 26 for additional information, including the present value assumptions used in this calculation.

(4)	Represents all other compensation earned by the named director. For Mr. Robinson, Mr. Howell and Mr. Prather refer to the All Other Compensation Table on page 20, with the exception of director’s fees, which are reported separately in this Directors Compensation table. For the remaining directors, the amount reported represents dividends earned in 2007 by each director on the number of shares of restricted stock originally granted to them by us.
         The members of our Board of Directors are reimbursed for reasonable travel expenses incurred by them during the execution of their duties as members of our Board of Directors and any committees. These expenses include but are not limited to mileage, hotel rooms, meals and air transportation.
REPORT OF MANAGEMENT PERSONNEL COMMITTEE
        The following Report of the Management Personnel Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other filing by Gray under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent Gray specifically incorporates this Report by reference therein.
        The Management Personnel Committee, acting in its capacity as the Compensation Committee, has reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with management and, based on such review and discussion, the Management Personnel Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included herein and in Gray’s Annual Report on Form 10-K for the year ended December 31, 2007.
        Submitted by the Management Personnel Committee of the Board of Directors.
Ray M. Deaver, Chairman
William E. Mayher, III
Zell B. Miller
Hugh E. Norton
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
        Ray M. Deaver, William E. Mayher, III, Zell B. Miller and Hugh E. Norton are the members of the Management Personnel Committee, which serves as our compensation committee. No member of the Management Personnel Committee was an employee or officer of Gray or any of its subsidiaries during 2007 or was formerly an officer of Gray or any of its subsidiaries, except that Mr. Deaver served as Gray’s Regional Vice President-Texas from October 1999 until his retirement on December 31, 2001. He was the President and General Manager of KWTX Broadcasting Company and President of Brazos Broadcasting Company from November 1997 until their acquisition by Gray in October 1999. No “compensation committee interlocks” existed during 2007.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
     J. Mack Robinson, our Chairman and Chief Executive Officer and a director, has been Chairman Emeritus of Triple Crown Media, Inc. (“TCM”) since December 30, 2005 and previously served as Chairman of the Board of Bull Run Corporation from 1994 until its 2005 merger with TCM. Mr. Robinson is also the beneficial owner of outstanding shares of TCM common stock (including certain shares as to which such beneficial ownership is disclaimed by Mr. Robinson). Robert S. Prather, Jr., President and Chief Operating Officer and a director of Gray, has been Chairman of TCM since December 30, 2005 and was President, Chief Executive Officer and a director of Bull Run Corporation from 1994 until its 2005 merger with TCM. Mr. Prather is also the beneficial owner of outstanding shares of TCM common stock. Hilton H. Howell, Jr., Vice Chairman and a director of Gray, has been a director of Triple Crown Media, Inc. since December 30, 2005 and was Vice President, Secretary and a director of Bull Run Corporation from 1994 until its 2005 merger with TCM. Mr. Howell is also the beneficial owner of outstanding shares of TCM.
     On April 22, 2002, we issued $40 million (4,000 shares) of a redeemable and convertible preferred stock to a group of private investors and designated it as Series C Preferred Stock.
     On May 22, 2007, we redeemed all outstanding shares of the Series C Preferred Stock. The liquidation value per share was $10,000. The total paid to the shareholders of the Series C Preferred Stock was $37.9 million plus $429,000 in accrued dividends at 8.0% per annum. As a portion of the redemption of all of the Series C Preferred Stock, we redeemed 649 shares from related parties affiliated with our Chairman, J. Mack Robinson. Based on the redemption price of $10,000 per share, we paid $6.5 million plus accrued dividends of $73,553 to these related parties. Prior to the redemption, during the first quarter of 2007, Gray paid regular preferred stock dividends of approximately $129,800 to the affiliated holders of the Series C Preferred Stock.
     We obtain certain liability, umbrella and workers’ compensation insurance coverages through Insurance Associates of Georgia, an insurance agency which is owned by a son-in-law of Hugh E. Norton, a director.  During 2007, in connection with these coverages, Insurance Associates of Georgia retained commissions of $280,905 paid to it by the various insurance companies providing insurance to us and paid $99,230 of such commissions to Norco Holdings, Inc. an insurance agency of which Mr. Norton is President and which is owned by Mr. Norton’s wife and daughter. The board has reviewed these arrangements and has determined that, notwithstanding these payments, Mr. Norton is independent within the meaning of Section 303A.02(b) of the NYSE listing standards as further explained under the heading “Corporate Governance.”
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
     Section 16(a) of the Securities Exchange Act of 1934 requires the directors, executive officers and persons who own more than 10 percent of a registered class of a company’s equity securities to file with the SEC initial reports of ownership (Form 3) and reports of changes in ownership (Forms 4 and 5) of such class of equity securities. Such officers, directors and greater than 10 percent shareholders of a company are required by SEC regulations to furnish the company with copies of all such Section 16(a) reports that they file.
     To our knowledge, based solely on our review of the copies of such reports furnished to us during the year ended December 31, 2007, all Section 16(a) filing requirements applicable to our officers, directors and 10 percent beneficial owners were met, except that 10 percent shareholder Highland Capital Management, LP failed to timely report one transaction on Form 4; director Richard L. Boger failed to timely report one transaction on Form 4; director J. Mack Robinson failed to timely report one transaction on Form 4; and director Harriet J. Robinson failed to timely report one transaction on Form 4.
REPORT OF AUDIT COMMITTEE
     The following Report of the Audit Committee, together with references in this proxy statement to the independence of the Audit Committee members and the Audit Committee Charter, does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other filing by Gray under the Securities Act of 1933, as amended or the Securities Exchange Act, except to the extent Gray specifically incorporates this Report by reference therein.
     The Audit Committee of our Board of Directors is comprised of four directors who are independent and financially literate within the meaning of the NYSE listing standards regarding audit committees. In addition, the Board of Directors has determined that T. L. Elder is an “audit committee financial expert” as defined by applicable SEC rules. In accordance with its written charter, which was approved and adopted in its current form by our Board of Directors in February 2004, the Audit Committee assists our Board of Directors in the oversight of the quality and integrity of the accounting, auditing and financial reporting practices of Gray. In addition, the Audit Committee has the authority to select our independent registered public accounting firm. Gray’s Audit Committee Charter prohibits a member of the Audit Committee from serving on more than three public company audit committees.
     Management has primary responsibility for Gray’s financial statements and the overall reporting process, including Gray’s system of internal controls. McGladrey & Pullen, LLP, our independent registered public accounting firm, audits the annual consolidated financial statements prepared by management and expresses an opinion on whether those statements fairly present, in all material respects, our financial position, results of operations, and cash flows in conformity with accounting principles generally accepted in the United States of America. The Audit Committee has reviewed our audited consolidated financial statements for the year ended December 31, 2007 and discussed them with both management and McGladrey & Pullen, LLP.
     Management is responsible for establishing, assessing and reporting on Gray’s system of internal control over financial reporting. McGladrey & Pullen, LLP is responsible for performing an independent audit of management’s assessment of and of Gray’s internal control over financial reporting and to issue a report thereon. The Audit Committee is responsible for the monitoring and oversight of this process. In connection with these responsibilities, the Audit Committee met with management and McGladrey & Pullen, LLP to review and discuss management’s assessment of the effectiveness of Gray’s internal controls over financial reporting.
     The Audit Committee has also discussed with McGladrey & Pullen, LLP the matters required to be discussed by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, issued by the Auditing Standards Board of the American Institute of Certified Public Accountants.
     The Audit Committee has received and reviewed the written disclosures and the letter from McGladrey & Pullen, LLP required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, issued by the Independence Standards Board, and has discussed and confirmed with McGaldrey & Pullen, LLP its independence with respect to Gray. In addition, the Audit Committee has considered whether the provision of the non-audit services provided by McGladrey & Pullen, LLP is compatible with maintaining that independence.

     Based upon this review, the Audit Committee recommended to the full Board of Directors that our audited consolidated financial statements be included in Gray’s Annual Report on Form 10-K for the year ended December 31, 2007 and filed with the SEC.
     Submitted by the Audit Committee of the Board of Directors.
Howell W. Newton, Chairman
Richard L. Boger
T. L. Elder
William E. Mayher, III
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     McGladrey & Pullen, LLP have been our principal independent accountants since May 26, 2006. McGladrey & Pullen, LLP audited our annual financial statements for the years ended December 31, 2007 and 2006 and we have selected McGladrey & Pullen, LLP as our independent public accounting firm to audit our financial statements and our internal control over financial reporting for the year ending December 31, 2008. A representative of McGladrey & Pullen, LLP is expected to be present at the 2008 Annual Meeting, will have the opportunity to make a statement, if he or she desires to do so, and will be available to respond to appropriate questions. We have decided not to ask our shareholders to ratify the appointment of McGladrey & Pullen LLP, as our independent registered public accounting firm for the year ending December 31, 2008.
     PricewaterhouseCoopers LLP were our principal independent accountants from January 7, 2002 through May 26, 2006. PricewaterhouseCoopers LLP audited our annual financial statements for the year ended December 31, 2005. PricewaterhouseCoopers LLP reviewed our interim financial statements through the date of their dismissal. The decision to change independent public accounting firms was recommended by our management and approved by our Audit Committee.
     The report of PricewaterhouseCoopers LLP on our financial statements for the year ended December 31, 2005 did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principle. During the year ended December 31, 2005 and through May 26, 2006, there were no disagreements with PricewaterhouseCoopers LLP on any matter of accounting principles or practices, financial statement disclosure or audit scope or procedure, which disagreements, if not resolved to the satisfaction of PricewaterhouseCoopers LLP, would have caused them to make reference thereto in their reports on the financial statements for such years. During the year ended December 31, 2005 and through May 26, 2006, there were no “reportable events” as defined in Item 304(a)(1)(v) of Regulation S-K.
     We requested that PricewaterhouseCoopers LLP furnish a letter addressed to the SEC stating whether or not it agrees with the previous paragraph, and a copy of such letter, dated May 31, 2006, is filed as Exhibit 16.1 to the Company’s Current Report on Form 8-K filed May 31, 2006.
     During the year ended December 31, 2005 and through May 26, 2006, neither we nor anyone on its behalf consulted with McGladrey & Pullen, LLP regarding either: (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on our financial statements, and neither a written report nor oral advice was provided to us by McGladrey & Pullen, LLP that was an important factor considered by us in reaching a decision as to any accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) or a reportable event (as described in Item 304(a)(1)(v) of Regulation S-K).
Fees
     The fees billed by McGladrey & Pullen, LLP for 2007 and 2006 were as follows:

	2007	2006
Audit fees (1)	$869,935	$877,000
Audit related fees (2)	135,217	84,000
Tax fees	—	—
All other fees	—	—

Total	$1,005,152	$961,000

(1)	Audit fees include estimated fees for the current year audit, fees for quarterly reviews of our reports on Form 10-Q beginning with the second quarter of 2006, consultation concerning accounting issues discussed with the SEC when applicable and consultation concerning compliance with Rule 404 of the Sarbanes-Oxley Act of 2002.

(2)	These fees were for audits of our employee benefit plans.
     All audit related services, tax services and other non-audit services must be, and all of the expenses for such services in 2007 and 2006 were, pre-approved by the Audit Committee, which also concluded that the provision of such services was compatible with the maintenance of McGladrey & Pullen, LLP’s independence in the conduct of its auditing functions.
     In accordance with its written charter, the Audit Committee reviews and discusses with McGladrey & Pullen, LLP on a periodic basis, any disclosed relationships or services that may impact the objectivity and independence of the independent public accounting firm and preapproves all audit and permitted non-audit services (including the fees and terms thereof) to be performed for us by its independent public accounting firm.

EQUITY COMPENSATION PLAN INFORMATION
     The following table gives information about the common stock and Class A common stock that may be issued upon the exercise of options, warrants and rights under all existing equity compensation plans as of December 31, 2007.
Equity Compensation Plan Information

			Number of securities remaining
	Number of securities to	Weighted-average	available for future issuance
	be issued upon exercise	exercise price of	under equity compensation
	of outstanding options,	outstanding options	plans (excluding securities
Plan Category	warrants and rights	warrants and rights	reflected in 1st column)
	(in thousands)		(in thousands)
Common Stock:
Equity compensation plans approved by security holders (1)	842	$9.96	5,947

Equity compensation plans not approved by security holders	—	$—	—

Total	842		5,947

Class A Common Stock:
Equity compensation plans approved by security holders (1)	21	$15.39	1,000

Equity compensation plans not approved by security holders	—	$—	—

Total	21		1,000

(1)	Includes securities available for future issuance under the 2007 Long-Term Incentive Plan. The 2007 Long-Term Incentive Plan allows us to grant share based awards for a total of 6.0 million shares of stock with not more than 1.0 million of the total 6.0 million shares as Class A common stock and the remaining shares as common stock. The number of securities available for future issuance assumes 1.0 million shares are available for Class A common stock and 6.0 million shares are available for common stock. If any shares of Class A common stock are awarded, this will reduce the number of shares of common stock available for issuance.

OTHER MATTERS
     Our Board of Directors knows of no other matters to be brought before the 2008 Annual Meeting. However, if any other matters are properly brought before the 2008 Annual Meeting, it is the intention of the named proxies in the accompanying proxy to vote in accordance with their judgment on such matters.
SHAREHOLDER PROPOSALS FOR INCLUSION
IN NEXT YEAR’S PROXY STATEMENT
     Proposals of shareholders intended to be presented at our 2009 Annual Meeting of Shareholders must be received at our principal executive offices by December 16, 2008, in order to be eligible for inclusion in our proxy statement and form of proxy for that meeting.
OTHER SHAREHOLDER PROPOSALS FOR PRESENTATION
AT NEXT YEAR’S ANNUAL MEETING
     For any proposal that is not submitted for inclusion in next year’s proxy statement, but is instead sought to be presented directly at the 2009 Annual Meeting of Shareholders, management will be able to vote proxies in its discretion if we: (1) receive notice of the proposal before the close of business on March 1, 2009 and advise shareholders in the 2009 proxy statement about the nature of the matter and how management intends to vote on such matter; or (2) receive notice of the proposal after the close of business on March 31, 2009. Notices of intention to present proposals at the 2009 Annual Meeting of Shareholders should be addressed to Gray Television, Inc., Attention: Robert A. Beizer, Secretary, 1750 K Street, NW, Suite 1200, Washington, DC, 20006.
AVAILABILITY OF FORM 10-K
     Our Annual Report on Form 10-K is available online at www.graytvinc.com. We will provide to any shareholder, without charge, upon written request, a copy of the Annual Report on Form 10-K for the fiscal year ended December 31, 2007, as filed with the SEC. Such requests should be addressed to Gray Television, Inc., 4370 Peachtree Road, N.E., Atlanta, Georgia 30319, Attention: Investor Relations.
HOUSEHOLDING
     As permitted under the Exchange Act, to the extent shareholders receive a hard copy of the proxy by mail, only one copy of this proxy statement is being delivered to shareholders residing at the same address, unless such shareholders have notified us of their desire to receive multiple copies of this proxy statement. We will promptly deliver, upon oral or written request, a separate copy of this proxy statement to any shareholder residing at an address to which only one copy was mailed. Requests for additional copies should be directed to Gray Television, Inc., 4370 Peachtree Road, N.E., Atlanta, Georgia 30319, Attention: Investor Relations. Shareholders residing at the same address and currently receiving only one copy of the proxy statement may contact Investor Relations at the address above to request multiple copies of the proxy statement in the future. Shareholders residing at the same address and currently receiving multiple copies of the proxy statement may contact Investor Relations at the address above to request that only a single copy of the proxy statement by mailed in the future.

VOTE BY INTERNET - www.proxyvote.com
GRAY TELEVISION, INC. 4370 PEACHTREE ROAD, N.E. ATLANTA, GA 30319
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by Gray Television, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage- paid envelope we have provided or return it to Gray Television, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	GRYTV 1	KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.		DETACH AND RETURN THIS PORTION ONLY

GRAY TELEVISION, INC.			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ITEM 1. Vote on Directors
			☐	☐	☐
1.	ELECTION OF DIRECTORS

Nominees:
	01) Richard L. Boger	07) Howell W. Newton
	02) Ray M. Deaver	08) Hugh E. Norton
	03) T. L. Elder	09) Robert S. Prather, Jr.
	04) Hilton H. Howell, Jr.	10) Harriett J. Robinson
	05) William E. Mayher, III	11) J. Mack Robinson
06) Zell B. Miller

2.	In their discretion, upon such other matters that may properly come before the meeting or any adjournment or adjournments thereof.

The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned Stockholder(s). If no direction is made, this proxy will be voted FOR item 1. If any other matters properly come before the meeting, or if cumulative voting is required, the person named in this proxy will vote in their discretion.

For address changes and/or comments, please check this box and write them on the back where indicated.			☐

Please indicate if you plan to attend this meeting.	☐	☐

	Yes	No

(NOTE: Please sign exactly as your name(s) appear(s) hereon. All holders must sign. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. If a corporation, please sign in full corporate name, by authorized officer. If a partnership, please sign in partnership name by authorized person.)

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Gray Television, Inc.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
ANNUAL MEETING OF SHAREHOLDERS
June 4, 2008
The shareholder hereby appoints William E. Mayher, III and J. Mack Robinson or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock and Class A Common Stock of Gray Television, Inc. that the shareholder is entitled to vote at the Annual Meeting of Shareholders to be held at 9:30 a.m., local time, June 4, 2008, at The Peachtree Insurance Center, The Executive Board Room, 5th Floor, 4370 Peachtree Road, N.E., Atlanta, Georgia 30319 and any adjournment or postponement thereof.
THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR EACH PROPOSAL.
PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)
CONTINUED AND TO BE SIGNED ON REVERSE SIDE